Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2022 RESULTS AND RECENT DEVELOPMENTS

Completed $73 Million in New Investments

HUNT VALLEY, MARYLAND – August 1, 2022 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended June 30, 2022.

SECOND QUARTER 2022 AND OTHER HIGHLIGHTS

●	Net income for the quarter of $92 million, or $0.38 per common share, compared to $87 million, or $0.36 per common share, for the same period in 2021.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $161 million or $0.66 per common share, on 243 million weighted-average common shares outstanding, compared to $181 million, or $0.74 per common share, on 244 million weighted-average common shares outstanding, for the same period in 2021.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $185 million or $0.76 per common share, compared to $207 million, or $0.85 per common share, for the same quarter in 2021.
●	Funds Available for Distribution (“FAD”) for the quarter of $172 million, compared to FAD of $197 million for the same quarter in 2021.
●	Invested $56 million in two new loans that bear interest at 12.0% per annum.
●	Funded $17 million in capital renovation and construction-in-progress projects.
●	Repurchased 4.2 million common shares for $115 million.
●	Sold 13 facilities for $54 million in cash proceeds, generating a $25 million gain.
●	Declared a $0.67 per share quarterly cash dividend on common stock to be paid in August.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “The second quarter saw sequential improvement in both Adjusted FFO and FAD, as some restructured operators returned to paying their contractual rent obligations. However, our financial results continue to be impacted by nonpayment of rent by a few operators and, with both facility occupancy and profitability still meaningfully below pre-pandemic levels, the risk of further operator issues remains.”

Mr. Pickett continued, “Still, we remain constructive on the longer-term opportunities within this industry. The portfolio is seeing steady growth in occupancy, with the labor market also showing signs of improving. Further, we continue to see strong appetite for our assets, as evidenced by the robust transaction market, and we believe the long-term financial impact to the business from the resolution of these operator issues should be relatively modest.”

Mr. Pickett concluded, “We would once again like to highlight the incredible efforts of our operators and their heroic employees, who continue to work tirelessly and bravely to protect and care for their residents.”

SECOND QUARTER 2022 RESULTS

Revenues – Revenues for the quarter ended June 30, 2022 totaled $244.6 million, a decrease of $12.8 million over the same period in 2021. The decrease primarily resulted from (i) asset sales completed in 2021 and 2022, (ii) operator restructurings and (iii) no rental income or interest income recognized in the second quarter of 2022 from Agemo Holdings, LLC (“Agemo”); see “Operator Updates” below. The decrease was partially offset by revenue from new investments completed throughout 2021 and 2022.

Expenses – Expenses for the quarter ended June 30, 2022 totaled $174.2 million, a decrease of $0.9 million over the same period in 2021. The decrease primarily resulted from (i) a $5.1 million change in the (recovery) provision for credit losses and (ii) a $2.6 million decrease in depreciation and amortization expense related to facility sales and facilities reclassified as held for sale, partially offset by (i) a $4.0 million increase in acquisition, merger and transition costs resulting from the transition of facilities from troubled operators, (ii) a $2.5 million increase in general and administrative (“G&A”) expense related to consulting services and expense timing and (iii) a $1.0 million increase in stock-based compensation expense.

Other Income and Expense – Other income for the quarter ended June 30, 2022 totaled $20.8 million, an increase of $16.5 million over the same period in 2021. The increase primarily resulted from a $21.1 million increase in gain on assets sold related to the sale of 13 facilities in the second quarter of 2022 compared to the sale of six facilities during the same period in 2021, partially offset by a $3.0 million legal reserve recorded within other (loss) income – net in the second quarter of 2022. Seven of the facilities sold in the second quarter of 2022 were formerly leased to Guardian and sold in connection with the restructuring activities completed during the quarter (see “Operator Updates” below).

Net Income – Net income for the quarter ended June 30, 2022 totaled $91.9 million, an increase of $5.1 million over the same period in 2021. The increase primarily resulted from (i) a $16.5 million increase in other income and expense and (ii) a $0.9 million decrease in expenses, partially offset by a $12.8 million decrease in total revenues.

Funds from Operations – Nareit FFO for the quarter ended June 30, 2022 totaled $160.6 million, a decrease of $20.2 million over the same period in 2021. The decrease primarily resulted from (i) a $12.8 million decrease in total revenue, (ii) a $4.0 million increase in acquisition, merger and transition costs, (iii) an aggregate $4.9 million increase in other (loss) income – net, (iv) a $2.5 million increase in G&A expense and (v) a $1.0 million increase in stock-based compensation expense, partially offset by a $5.1 million change in (recovery) provision for credit losses.

Adjusted Funds from Operations – AFFO for the quarter ended June 30, 2022 totaled $185.4 million, a decrease of $21.4 million over the same period in 2021. The decrease primarily reflects the impact of reduced revenue as a result of assets sales, operator workouts and restructurings, and the timing of G&A expenses, partially offset by incremental revenue from new investments. AFFO refers to Nareit FFO after excluding the impact of non-cash stock-based compensation and certain revenue and expense items as set forth in the “Funds From Operations” reconciliation table.

FINANCING ACTIVITIES

$500 Million Stock Repurchase Program – The following is a summary of the shares repurchased for the three and six months ended June 30, 2022:

	Stock Repurchase Program for 2022
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	981	4,227	5,208
Average price per share	$27.84	$27.19	$27.32
Repurchase cost	$27,321	$114,946	$142,267

Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the shares issued under the Dividend Reinvestment and Common Stock Purchase Plan for the three and six months ended June 30, 2022:

	Dividend Reinvestment and Common Stock Purchase Plan for 2022
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	80	85	165
Average price per share	$28.45	$27.91	$28.17
Gross proceeds	$2,273	$2,363	$4,636

2022 SECOND QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

Agemo – The Company continued its ongoing restructuring discussions with Agemo. During the quarter, Agemo continued to not pay contractual rent and interest due under its lease and loan agreements, and as a result the Company did not recognize revenue related to this operator.

Guardian – In the second quarter of 2022, the Company sold seven facilities previously leased to Guardian and agreed to a formal restructuring agreement, master lease amendments and mortgage loan amendments on the remaining facilities leased to Guardian. As part of the restructuring agreement and amendments, Omega and Guardian agreed, among other terms, to (i) allow Guardian to retrospectively defer $18.0 million of aggregate contractual rent and interest that they failed to pay during 2021 and 2022, with repayment required after September 2024 and in full by the lease termination date and (ii) reduce the combined rent and mortgage interest to an aggregate $24.0 million per year beginning July 2022. Guardian resumed making contractual rent and interest payments during the second quarter of 2022 in accordance with the agreed-upon restructuring terms. In the second quarter, the Company recorded $5.2 million in income related to Guardian (on a cash basis for revenue recognition) consisting of $3.8 million of contractual rent payments received (recorded as rental income) and $1.4 million in interest payments received (recorded as a recovery against provision for credit losses).

Other Non-paying Operators – In January 2022, an operator representing 3.4% of the Company’s first quarter 2022 annualized contractual rent and mortgage interest revenue did not pay its first quarter contractual amounts due under its lease agreement; however, this operator continued to pay contractual interest amounts due under its $20 million revolving credit facility (fully drawn as of June 30, 2022). In March 2022, the lease with this operator was amended to allow for a short-term rent deferral for January through March 2022. This operator resumed paying the contractual amounts due under its lease agreement in April 2022. For the second quarter of 2022, the Company recognized $8.8 million of contractual rent and interest related to the operator. Omega holds $1.2 million in combined security deposits related to this operator.

In March 2022, another operator representing 2.4% of the Company’s first quarter 2022 annualized contractual rent and mortgage interest revenue did not pay its March contractual amounts due under its lease agreement. In April 2022, the lease with this operator was amended to allow the operator to apply its $2.0 million security deposit to its March 2022 contractual rental payment and to allow for a short-term rent deferral for April, with regular rental payments required to resume in May. This operator paid contractual rent in May 2022; however, this operator failed to make the full contractual rent payment for June 2022. The Company placed this operator on a cash basis of revenue recognition during the second quarter and wrote off $8.3 million of straight-line rent receivables through rental income. As the operator is on a cash basis, the Company only recognized the cash received in the second quarter of $2.5 million for revenue, AFFO and FAD purposes.

In June, another operator representing 2.2% of the Company’s second quarter 2022 annualized contractual rent and mortgage interest revenue underpaid the contractual rent amount due under its lease agreement by $0.6 million. At June 30, 2022, the Company held a $5.4 million letter of credit as collateral from this operator. In July 2022, the Company drew the full amount of the letter of credit and applied $0.6 million of the proceeds to pay the unpaid portion of June’s rent. For the second quarter of 2022, the Company recognized $5.5 million of contractual rent related to the operator. The Company is currently in portfolio restructuring discussions with the operator.

New Investments:

The following table presents real estate investment activity:

	Three Months Ended		Six Months Ended
Real Estate Investment Activity ($000's)	June 30, 2022		June 30, 2022
	$ Amount	%	$ Amount	%
Real property	$—	—%	$121,497	56.7%
Construction-in-progress	4,377	6.0%	9,680	4.5%
Capital expenditures	12,608	17.4%	27,339	12.8%
Mortgages	—	—%	—	—%
Other	55,600	76.6%	55,600	26.0%
Total	$72,585	100.0%	$214,116	100.0%

$36 Million Mezzanine Loan – On June 28, 2022, the Company entered into a $35.6 million loan with an affiliate of an existing operator. The loan bears interest at a fixed rate of 12% per annum and matures on June 30, 2025. The loan is secured by a leasehold mortgage and a pledge of the operator’s equity interest in a joint venture.

$20 Million Preferred Equity Investment – On June 2, 2022, the Company made a $20.0 million preferred equity investment in a joint venture formed to acquire an acute care hospital in New York. Omega’s preferred equity investment bears a 12% return per annum and must be redeemed at the earlier of December 2027 or the occurrence of certain significant events within the joint venture.

Asset Sales, Impairments and Mortgage Principal Repayments:

$54 Million in Asset Sales – In the second quarter of 2022, the Company sold 13 facilities for $54.3 million in cash, recognizing a gain of $25.2 million. Twelve (12) of these facilities were previously classified as held for sale.

Impairments and Assets Held for Sale – During the second quarter of 2022, the Company recorded a $7.7 million net impairment charge to reduce the net book value of four facilities to their estimated fair value.

As of June 30, 2022, the Company had 15 facilities classified as assets held for sale, totaling $61.6 million in net book value.

Mortgage Principal Repayments – During the second quarter of 2022, the Company received $113.7 million in principal repayments on outstanding mortgages.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods. We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended March 31, 2022	51.0%	35.8%	13.2%
Three-months ended December 31, 2021	54.3%	32.2%	13.5%
Three-months ended September 30, 2021	53.1%	33.3%	13.6%
Three-months ended June 30, 2021	53.2%	33.5%	13.3%
Three-months ended March 31, 2021	50.6%	38.2%	11.2%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended March 31, 2022	75.1%	1.44x	1.10x
Twelve-months ended December 31, 2021	74.5%	1.48x	1.14x
Twelve-months ended September 30, 2021	74.2%	1.52x	1.18x
Twelve-months ended June 30, 2021	74.2%	1.63x	1.28x
Twelve-months ended March 31, 2021	75.3%	1.80x	1.44x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

BALANCE SHEET AND LIQUIDITY

As of June 30, 2022, the Company had $5.4 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.17%. The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $378.0 million of secured debt and $38.0 million of borrowings outstanding under its unsecured revolving credit facility. As of June 30, 2022, total cash and cash equivalents were $164.9 million, and the Company had $1.4 billion of undrawn capacity on its unsecured revolving credit facility.

DIVIDENDS

On July 21, 2022, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid August 15, 2022, to common stockholders of record as of the close of business on August 1, 2022.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Second Quarter 2022 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website. The information contained on, or that may be accessed through, our website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, August 2, 2022, at 10 a.m. Eastern time to review the Company’s 2022 second quarter results and current developments. Analysts and investors within the United States (“U.S.”) interested in participating are invited to call (877) 511-2891. The Canadian toll-free dial-in number is (855) 669-9657. All other international participants may use the dial-in number (412) 902-4140. Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2022 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 2Q Earnings Call” hyper-link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the United Kingdom.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs, staffing shortages and decreased occupancy levels experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) in connection therewith, the ability of operators to comply with infection control and vaccine protocols, the long-term impact of vaccinations on facility infection rates, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto, and the extent to which support may terminate upon termination of the federally declared public health emergency; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,447,278	$7,448,126
Land	928,174	916,328
Furniture and equipment	515,629	511,271
Construction in progress	80,273	74,062
Total real estate assets	8,971,354	8,949,787
Less accumulated depreciation	(2,286,945)	(2,160,696)
Real estate assets – net	6,684,409	6,789,091
Investments in direct financing leases – net	10,881	10,873
Mortgage notes receivable – net	711,589	835,086
	7,406,879	7,635,050
Other investments – net	560,914	469,884
Investments in unconsolidated joint ventures	183,661	194,687
Assets held for sale	61,624	261,151
Total investments	8,213,078	8,560,772

Cash and cash equivalents	164,949	20,534
Restricted cash	3,515	3,877
Contractual receivables – net	10,357	11,259
Other receivables and lease inducements	270,013	251,815
Goodwill	649,966	651,417
Other assets	209,267	138,804
Total assets	$9,521,145	$9,638,478

LIABILITIES AND EQUITY
Revolving credit facility	$38,000	$—
Secured borrowings	377,823	362,081
Senior notes and other unsecured borrowings – net	4,896,223	4,891,455
Accrued expenses and other liabilities	268,387	276,716
Total liabilities	5,580,433	5,530,252

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 234,102 shares as of June 30, 2022 and 239,061 shares as of December 31, 2021	23,410	23,906
Additional paid-in capital	6,295,907	6,427,566
Cumulative net earnings	3,290,548	3,011,474
Cumulative dividends paid	(5,872,269)	(5,553,908)
Accumulated other comprehensive loss (income)	3,501	(2,200)
Total stockholders’ equity	3,741,097	3,906,838
Noncontrolling interest	199,615	201,388
Total equity	3,940,712	4,108,226
Total liabilities and equity	$9,521,145	$9,638,478

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues
Rental income	$207,538	$218,000	$420,884	$452,825
Real estate tax and ground lease income	3,890	2,955	7,427	5,891
Income from direct financing leases	256	257	512	515
Mortgage interest income	19,597	24,021	40,146	47,646
Other investment income	11,777	11,813	22,371	23,465
Miscellaneous income	1,591	374	2,624	846
Total revenues	244,649	257,420	493,964	531,188

Expenses
Depreciation and amortization	83,207	85,799	165,959	170,648
General and administrative	11,562	9,023	20,720	19,422
Real estate tax and ground lease expense	4,084	3,367	8,054	6,453
Stock-based compensation expense	6,846	5,811	13,706	11,207
Acquisition, merger and transition related costs	3,960	—	5,473	1,814
Impairment on real estate properties	7,695	8,822	11,206	37,511
Recovery on direct financing leases	—	(164)	—	(717)
(Recovery) provision for credit losses	(1,563)	3,536	261	2,512
Interest expense	55,121	55,659	110,073	111,427
Interest – amortization of deferred financing costs	3,251	3,220	6,444	5,973
Total expenses	174,163	175,073	341,896	366,250

Other income (expense)
Other (loss) income – net	(4,407)	540	(4,862)	771
Loss on debt extinguishment	(7)	(395)	(13)	(30,065)
Gain on assets sold – net	25,180	4,123	138,817	104,465
Total other income	20,766	4,268	133,942	75,171

Income before income tax expense and income from unconsolidated joint ventures	91,252	86,615	286,010	240,109
Income tax expense	(1,119)	(939)	(2,344)	(1,897)
Income from unconsolidated joint ventures	1,782	1,187	3,405	13,017
Net income	91,915	86,863	287,071	251,229
Net income attributable to noncontrolling interest	(2,448)	(2,340)	(7,997)	(6,728)
Net income available to common stockholders	$89,467	$84,523	$279,074	$244,501

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.38	$0.36	$1.17	$1.04
Diluted:
Net income	$0.38	$0.36	$1.17	$1.04
Dividends declared per common share	$0.67	$0.67	$1.34	$1.34

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net income	$91,915	$86,863	$287,071	$251,229
Deduct gain from real estate dispositions	(25,180)	(4,123)	(138,817)	(104,465)
Add back loss (deduct gain) from real estate dispositions of unconsolidated joint ventures	253	177	253	(14,747)
Sub-total	66,988	82,917	148,507	132,017
Elimination of non-cash items included in net income:
Depreciation and amortization	83,207	85,799	165,959	170,648
Depreciation - unconsolidated joint ventures	2,735	3,067	5,631	6,428
Add back provision for impairments on real estate properties	7,695	8,822	11,206	37,511
Add back provision for impairments on real estate properties of unconsolidated joint ventures	—	252	—	4,430
(Deduct) add back unrealized (gain) loss on warrants	—	(29)	—	43
Nareit funds from operations (“Nareit FFO”)	$160,625	$180,828	$331,303	$351,077

Weighted-average common shares outstanding, basic	235,847	236,229	237,687	234,401
Restricted stock and PRSUs	707	1,130	835	1,037
Omega OP Units	6,772	6,549	6,919	6,470
Weighted-average common shares outstanding, diluted	243,326	243,908	245,441	241,908

Nareit funds from operations available per share	$0.66	$0.74	$1.35	$1.45

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$160,625	$180,828	$331,303	$351,077
Add back:
Stock-based compensation expense	6,846	5,811	13,706	11,207
Uncollectible accounts receivable (1)	11,654	17,401	14,805	20,151
Non-cash provision for credit losses	633	3,536	3,188	2,512
Acquisition, merger and transition related costs	3,960	—	5,473	1,814
Non-recurring expense	3,000	—	3,000	—
Loss on debt extinguishment	7	395	13	30,065
Deduct:
Non-recurring revenue	(1,341)	(1,001)	(2,562)	(6,005)
Recovery on direct financing leases	—	(164)	—	(717)
Add back unconsolidated joint venture related:
Loss on debt extinguishment	—	—	—	457
Adjusted funds from operations (“AFFO”) (2)	$185,384	$206,806	$368,926	$410,561

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,222	$2,170	$4,386	$4,050
Capitalized interest	(765)	(416)	(1,484)	(804)
Non-cash revenue	(14,735)	(11,556)	(37,798)	(23,626)
Funds available for distribution (“FAD”) (2)	$172,106	$197,004	$334,030	$390,181

(1)	Straight-line accounts receivable write-off recorded as a reduction to rental income.
(2)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.